Exhibit 99.1


                IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                          IN AND FOR NEW CASTLE COUNTY

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GREAT NECK CAPITAL APPRECIATION,        :
PARTNERSHIP,                            :
                                        :
                    Plaintiff,          :
                                        :
         v.                             :   Civil Action No. 17866
                                        :
DIME BANCORP., INC., LAWRENCE J. TOAL,  :
DERRICK D. CEPHAS, FRED B. KOONS,       :
FREDERICK C. CHEN, J. BARCLAY COLLINS   :
II, RICHARD W. DALRYMPLE, JAMES F.      :
FULTON, SALLY HERNANDEZ-PINERO,         :
VIRGINIA M. KOPP, JAMES M. LARGE, Jr.,  :
JOHN MORNING, MARGARET OSMER-MCQUADE,   :
PAUL A. QUALBEN, EUGENE G. SCHULZ, Jr., :
NORMAN R. SMITH, HOWARD SMITH; and      :
IRA T. WENDER                           :
                                        :
                    Defendants.         :
                                        :
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                                    COMPLAINT

         Plaintiff, by and through his attorneys alleges upon information and belief except as to himself and his actions, which he alleges upon knowledge, as follows:

                                SUMMARY OF ACTION

         1. This action arises from breaches of fiduciary duties by the board of directors of Dime Bancorp Inc. ("Dime"). On or about September 15, 1999 Dime and Hudson United Bancorp ("Hudson") entered into a merger agreement. On March 3, 2000, it was reported that North Fork Bancorp has proposed acquiring Dime in a transaction which represents an approximate 41% premium to Dime Shareholders over


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the proposed merger with Hudson. On March 7, it was reported that the Dime Board of Directors rejected Hudson's offer. Plaintiff alleges that he and other public shareholders of Dime common stock are entitled to enjoin the proposed transaction with Hudson or, alternatively, to recover damages in the event that the transaction is consummated. Plaintiff brings this action on behalf of the public holders of the outstanding common shares of Dime for injunctive and other relief in connection with structured merger conceived by defendants hereinafter described.

                                   THE PARTIES

         2. Plaintiff is an owner of Dime common stock.

         3. Defendant Dime is a Delaware corporation with its principal executive offices located at 589 Fifth Avenue, New York, New York 10017. Dime is the parent holding company of The Dime Savings Bank of New York, the largest thrift on the East Coast. Dime currently has over 110 million shares of common stock outstanding held by approximately 20,000 shareholders of record.

         4. Defendant Lawrence J. Toal is Chairman of the Board, President, Chief Executive Officer, and Chief Operating Officer.

         5. The other individual defendants Derrick D. Cephas, Fred B. Koons, Frederick C. Chen, J. Barclay Collins II, Richard W. Dalrymple, James F. Fulton, Sally Hernandez-Pinero, Virginia M. Kopp, James M. Large, Jr., John Morning, Margaret Osmer-Moquade, Paul A. Qualben, Eugene G. Schulz, Jr., Norman R. Smith, Howard Smith And Ira T. Wender with defendant Dime.



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         6. The individual defendants, as directors of Dime, owe fiduciary duties of good faith, loyalty, fair dealing, due care, and full disclosure to plaintiff and the other members of the Class (as defined below).

         7. Hudson is a New Jersey corporation with its principal executive offices in Mahwah, New Jersey.

         8. North Fork, with its principal executive offices in Melville, New York, is the parent holding company of North Fork Bank and Superior Savings of New Haven.

                            CLASS ACTION ALLEGATIONS

         9. Plaintiff brings this action pursuant to Rule 23 of the Rules of this Court, on behalf of themselves and all other shareholders of Dime as of March 6, 2000 (except the defendants herein and any persons, firm, trust, corporation, or other entity related to or affiliated with them and their successors in interest), who are or will be threatened with injury arising from defendants' actions, as is more fully described herein (the "Class").

         10. This action is properly maintainable as a class action for the following reasons:

             a. The Class is so numerous that joinder of all members is impracticable. There are approximately 20,000 record shareholders of Dime stock and many more beneficial owners who are members of the Class.

             b. Members of the Class are scattered throughout the United States and are so numerous that it is impracticable to bring them all before this Court.


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             c. There are questions of law and fact that are common to the Class and that predominate over questions affecting any individual class member. The common questions include, inter alia, the following:

                 (1) Whether defendants have violated their fiduciary duties;

                 (2) Whether the individual defendants, as directors of Dime have fulfilled, and are capable of fulfilling, their fiduciary duties to plaintiff and the other members of the Class, including their duties of entire fairness, loyalty, due care, and

                 (3) Whether plaintiff and the other members of the Class would be irreparably damaged were defendants not enjoined from the conduct described herein.

             d. The claims of plaintiff is typical of the claims of the other members of the Class in that all members of the Class will be damaged by defendants' actions.

             e. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff is adequate representatives of the Class.

             f. A class action is superior to any other method available for the fair and efficient adjudication of this controversy since it would be impractical and undesirable for each of the members of the Class, who has suffered or will suffer damages, to bring separate actions in various parts of the country.

             g. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to


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individual members of the Class which would establish incompatible standards of conduct for the party opposing the Class.

                             SUBSTANTIVE ALLEGATIONS

         11. On or about September 15, 1999, Dime and Hudson entered into a merger agreement to effect a transaction pursuant to which Dime will the surviving corporation in the merger. Immediately following the proposed merger with Hudson, Dime stockholders would own 56% of the outstanding shares of the corporation. Hudson stockholders would own 44% of the outstanding shares. Dime stockholders would receive .60255 of a share of stock in the new entity for each share of Dime stock. The proposed merger of Dime and Hudson is subject to a shareholder vote which is scheduled to occur March 15, 2000.

         12. On March 6, 2000, it was reported that Northfork Bancorp has made a proposal to apply Dime in a cash and stock offer in a total amount of $1.89 billion, representing approximately 41% premium for Dime shareholders over the proposed Dime and Hudson merger. On March 7, it was reported that the Board of Directors of Dime rejected the North Fork offer.

         13. The individual defendants were and are under a continuing duty to fully inform themselves before taking action, or agreeing to refrain from taking action, to elicit, promote, consider and evaluate reasonable and bona fide offers for Dime, to assure that a "level playing field" exists when more than one bidder for the Company emerges, and not to favor one bidder over another, unless it is designed to assure and is reasonably related to achieving the best transaction for the Dime shareholders. The



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individual defendants breached their fiduciary duty by, among other matters, failing to fully inform themselves about available alternatives to the transaction, including a transaction with North Fork, and without fully informing themselves about the value of Dime. Dime also has a shareholder rights plan unfairly impeding any alternative to the proposed merger with Hudson.

         14. If the breaches of fiduciary duty described herein are permitted to continue, the Dime shareholders will forever lose the opportunity to have the value of their Company arrived at through competitive bidding on a level playing field and the opportunity to consider any other bidders which may come forward.

         15. By reason of the foregoing acts, practices and course of conduct of defendants, plaintiff and the other members of the Class have been and will be damaged because they will not receive their fair proportion of the value of Dime's assets and business, which far exceeds (and could very well be negotiated to an even higher level) the transaction consideration, in the unfair transaction at issue, have been and will be prevented from making an informed decision whether to approve the transaction, and will wrongfully impede consideration of any other third party offer for greater consideration, including the North Fork offer or any improved offer from North Fork.

         16. Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the Class and will consummate the transaction with Hudson to the irreparable harm of plaintiff and the Class.



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         17. Plaintiff and the other members of the Class have no adequate remedy at law.

         WHEREFORE, plaintiff demands judgment as follows:

             a. Declaring this to be a proper class action and naming plaintiff as Class representative and his attorneys as Class counsel;

             b. Ordering defendants to fulfill their fiduciary duties to plaintiff and the other members of the Class, including those of duty of care, loyalty, full disclosure, and entire fairness, and properly to consider all bona fide offers for Dime;

             c. Granting preliminary and permanent injunctive relief against the consummation of the Transaction as described herein;

             d. Declaring devices such as Dime's rights plan void to the extent they unlawfully impede the exercise of fiduciary duties and the rights of Dime shareholders;

             e. Ordering the individual defendants to explore alternatives and to negotiate in good faith with all interested persons, including but not limited to North Fork;

             f. In the event the Hudson merger is consummated, rescinding the it and awarding rescissory damages;

             g. Ordering defendants, jointly and severally, to pay to plaintiff and to other members of the Class all damages suffered and to be suffered by them as the result of the acts alleged herein;

             h. Ordering defendants, jointly and severally, to account to plaintiff and the Class for all profits realized and to be realized by them as a result of the actions

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complained of and, pending such accounting, to hold such profits in a constructive trust for the benefit of plaintiff and other members of the Class;

             i. Awarding plaintiff the costs and disbursements of the action including allowances for plaintiff's reasonable attorneys and experts fees; and

             j. Granting such other and further relief as may be just and proper in the premises.


Dated: March 7, 2000                        CHIMICLES & TIKELLIS LLP


                                             /s/
                                            ------------------------------------
                                            Pamela S. Tikellis
                                            James C. Strum
                                            Robert J. Kriner, Jr.
                                            Timothy R. Dudderar
                                            One Rodney Square
                                            P.O. Box 1035
                                            Wilmington, Delaware 19899

OF COUNSEL:

WOLF, HALDENSTEIN, ADLER, FREEMAN
& HERZ, LLP
270 Madison Avenue
New York, NY 10016
(212) 545-4600